Exhibit 99.1

Griffon Corporation Announces Second Quarter Results

Consolidated Revenue Increases 1% to $482 million on Continued Plastics Growth
Reports EPS of $0.04 vs. loss of ($0.24) in Year-ago Second Quarter
Expects Continued Revenue Growth and Profitability Improvement in Second Half

NEW YORK, NEW YORK, May 8, 2012 – Griffon Corporation (NYSE: GFF) today reported results for the second quarter ended March 31, 2012.

Second quarter 2012 revenue totaled $482 million, increasing 1% compared to the 2011 quarter. Clopay Plastics (“Plastics”) drove the consolidated increase with revenue growth of 10%; Telephonics revenue increased 1%; and Home and Building Products (“HBP”) revenue declined 3%.

Second quarter 2012 net income totaled $2.0 million, or $0.04 per share, compared to a loss of $14 million or $0.24 per share, in the prior year quarter.

Ron Kramer, Chief Executive Officer, commented, “We continued to execute well in each of our businesses during the second quarter. Telephonics had strong growth both in its core revenues and its backlog, a performance which reflects on-going demand for its mission-critical defense products and a strong commercial market opportunity. In Plastics, we continued to benefit from initiatives to capture market share and enhance profitability, though a challenging business environment in Europe and Brazil has affected our pace of improvement. Home and Building Products saw continued growth in our doors business and the benefit of the Southern Patio acquisition. While Ames performance was negatively impacted by the extraordinarily warm weather this winter, the business remains capable of generating significantly better results with higher revenue.”

Mr. Kramer continued, “Each of our businesses is positioned appropriately for the current environment, has ample access to both working and strategic capital, and is capable of continued growth and improved profitability. We believe that we will accelerate our consolidated rate of organic revenue growth and make further profitability gains in the second half. We are continuing to focus on driving shareholder value through organic improvement, a disciplined approach to capital investment and, in the longer term, through our ongoing evaluation of additional strategic transactions.”

The second quarter 2011 results included a $26.2 million ($16.8 million, net of tax, or $0.28 per share) charge resulting from the refinancing of the Ames True Temper (“ATT”) acquisition related debt; $3.8 million ($2.5 million, net of tax, or $0.04 per share) of cost of goods related to the sale of inventory recorded at fair value in connection with ATT acquisition accounting; and $1.2 million ($0.8 million, net of tax, or $0.01 per share) of restructuring and related charges associated with the consolidation of the Clopay Building Products (“CBP”) facilities. Excluding these items from the prior year second quarter, adjusted net income would have been $6.1 million, or $0.10 per share, compared to the current quarter’s $2.0 million, or $0.04 per share.

For the current quarter, Segment adjusted EBITDA totaled $40.4 million, decreasing 8% compared to $43.8 million in the prior year quarter. Segment adjusted EBITDA is defined as net income, excluding corporate overhead, interest, taxes, depreciation and amortization, acquisition-related costs, restructuring charges, costs related to the fair value of inventory for acquisitions and the benefit (loss) of debt extinguishment, as applicable.

Segment Operating Results

Telephonics

Revenue in the 2012 quarter increased $0.5 million compared to the prior year quarter. In the current and prior year quarters, revenue included $13.6 million and $19.2 million, respectively, related to the Counter Remote Control Improvised Explosive Device Electronic Warfare 3.1 (“CREW 3.1”) program where Telephonics serves as a contract manufacturer. Excluding CREW 3.1 from both periods, revenue increased 6% over the prior year quarter primarily attributable to Ground Surveillance Radars (“GSR”), Maritime Radars and NETCOM communication products.

Segment adjusted EBITDA in the 2012 quarter was $15.3 million, increasing 19%, benefiting from higher gross profit from program mix, partially offset by higher selling, general and administrative expenses primarily due to the timing of proposal activities.

Contract backlog totaled $434 million at March 31, 2012 compared to $417 million at September 30, 2011, with approximately 69% expected to be filled in the next twelve months.

Plastic Products

Revenue in the 2012 second quarter increased $13.6 million, or 10%, compared to the 2011 quarter, primarily due to higher volume across all regions, partially offset by the impact of translation of European results into a stronger U.S dollar.

Segment adjusted EBITDA in the 2012 quarter decreased $2.1 million compared to the prior year quarter, primarily driven by previously disclosed start up costs related to expanded capacity initiatives in both Germany and Brazil; in both operations, such start up costs have included higher than normal levels of scrap. There have been no significant disruptions in customer service in connection with the scaling up of production of the newly installed assets. Improvements in operations in the newly expanded locations are progressing and the Company expects that Plastics will continue to trend towards normal efficiency levels during the second half of fiscal 2012.

Home & Building Products

Revenue in the 2012 quarter decreased $7.7 million, or 3%, compared to the prior year quarter driven mainly by lower volume. For the 2012 quarter, ATT revenue decreased 8% primarily due to weak sales of snow tools, driven by the absence of snow throughout much of the country, partially offset by the inclusion of Southern Patio, acquired in October 2011. The increase in CBP revenue was mainly the result of favorable mix and higher volume.

Segment adjusted EBITDA in the 2012 quarter was $15.9 million compared to $19.6 million in the prior year quarter. The decrease was driven by the lower ATT volume combined with the impact of higher fuel and material costs, partially offset by the inclusion of Southern Patio’s operating profit in the current period’s results and improved production efficiencies.

Taxes

The tax rate for the current quarter was a provision of 57.4%, compared to a 32.2% benefit in the prior year quarter. The prior year benefit arose on the pretax loss for the quarter, which arose mainly in connection with the debt refinancing, completed in March 2011. The current year rate reflects the impact of permanent differences that are not deductible in determining taxable income, mainly limited deductibility of restricted stock, tax reserves and a change in earnings mix. There were no discrete period items in the current quarter.

Balance Sheet and Capital Expenditures

At March 31, 2012, the Company had cash and equivalents of $165 million, total debt outstanding of $705 million, net of discounts, and $180 million available for borrowing under its revolving credit facility. Capital expenditures were $20.3 million in the second quarter; the Company expects capital spending of $65 to $70 million for 2012 with lower expenditures in 2013.

Conference Call Information

The Company will hold a conference call today, May 8, 2012, at 4:30 PM ET.

The call can be accessed by dialing 1-888-298-3511 (U.S. participants) or 1-719-325-2133 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on May 8, 2012 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 3643834. The replay will be available through May 22, 2012.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; a reduction in government military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies;

weather patterns; and possible terrorist threats and actions, and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, Ames True Temper, Inc (“ATT”) and Clopay Building Products (“CBP”):

	-	ATT is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

	-	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•

Clopay Plastic Products Company is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:

Douglas J. Wetmore	Anthony Gerstein

Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segments’ operating results before interest income or expense, income taxes, depreciation and amortization, gain (losses) from debt extinguishment, unallocated amounts, restructuring charges, acquisition costs and costs related to the fair value of inventory for acquisitions (“Segment Adjusted EBITDA”). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment Adjusted EBITDA to Income (loss) before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,

	2012	2011	2012	2011

REVENUE

Home & Building Products:
ATT	$133,321	$145,644	$232,061	$239,841
CBP	91,269	86,675	202,915	190,741

Home & Building Products	224,590	232,319	434,976	430,582
Telephonics	113,992	113,525	218,506	211,804
Plastics	143,849	130,285	279,980	248,145

Total consolidated net sales	$482,431	$476,129	$933,462	$890,531

Segment operating profit (loss):
Segment profit before depreciation, amortization, restructuring, fair value write-up of acquired inventory sold and acquisition costs:
Home & Building Products	$15,853	$19,619	$33,603	$37,153
Telephonics	15,336	12,929	31,024	25,335
Plastics	9,164	11,231	17,344	21,017

Total Segment profit before depreciation, amortization, restructuring, fair value write-up of acquired inventory sold and acquisition costs	40,353	43,779	81,971	83,505
Unallocated amounts, less acquisition costs	(6,453)	(6,581)	(12,787)	(11,687)
Loss from debt extinguishment, net	—	(26,164)	—	(26,164)
Net interest expense	(12,919)	(11,222)	(25,919)	(22,376)
Segment depreciation and amortization	(16,222)	(15,453)	(31,640)	(29,210)
Restructuring charges	—	(1,212)	(1,795)	(2,605)
Fair value write-up of acquired inventory sold	—	(3,788)	—	(15,152)
Acquisition costs	—	—	(178)	—

Income (loss) before taxes	$4,759	$(20,641)	$9,652	$(23,689)

Unallocated amounts typically include general corporate expenses not attributable to a reportable segment.

The following is a reconciliation of each segments’ operating results to Segment Adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,

	2012	2011	2012	2011

Home & Building Products
Segment operating profit	$8,096	$6,931	$17,930	$5,308
Depreciation and amortization	7,757	7,688	15,222	14,088
Fair value write-up of acquired inventory sold	—	3,788	—	15,152
Restructuring charges	—	1,212	273	2,605
Acquisition costs	—	—	178	—

Segment adjusted EBITDA	15,853	19,619	33,603	37,153

Telephonics
Segment operating profit	13,543	11,225	26,056	21,918
Depreciation and amortization	1,793	1,704	3,446	3,417
Restructuring charges	—	—	1,522	—

Segment adjusted EBITDA	15,336	12,929	31,024	25,335

Clopay Plastic Products
Segment operating profit	2,492	5,170	4,372	9,312
Depreciation and amortization	6,672	6,061	12,972	11,705

Segment adjusted EBITDA	9,164	11,231	17,344	21,017

All segments:
Income from operations - as reported	16,649	15,568	34,495	21,589
Unallocated amounts	6,453	6,581	12,787	11,687
Other, net	1,029	1,177	1,076	3,262

Segment operating profit	24,131	23,326	48,358	36,538
Depreciation and amortization	16,222	15,453	31,640	29,210
Fair value write-up of acquired inventory sold	—	3,788	—	15,152
Restructuring charges	—	1,212	1,795	2,605
Acquisition costs	—	—	178	—

Segment adjusted EBITDA	$40,353	$43,779	$81,971	$83,505

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,

	2012	2011	2012	2011

Revenue	$482,431	$476,129	$933,462	$890,531
Cost of goods and services	379,630	374,986	727,953	701,529

Gross profit	102,801	101,143	205,509	189,002

Selling, general and administrative expenses	86,152	84,363	169,219	164,808
Restructuring and other related charges	—	1,212	1,795	2,605

Total operating expenses	86,152	85,575	171,014	167,413

Income from operations	16,649	15,568	34,495	21,589

Other income (expense)
Interest expense	(13,005)	(11,319)	(26,068)	(22,542)
Interest income	86	97	149	166
Loss from debt extinguishment, net	—	(26,164)	—	(26,164)
Other, net	1,029	1,177	1,076	3,262

Total other income (expense)	(11,890)	(36,209)	(24,843)	(45,278)

Income (loss) before taxes	4,759	(20,641)	9,652	(23,689)
Provision (benefit) for income taxes	2,732	(6,640)	5,139	(8,008)

Net income (loss)	$2,027	$(14,001)	$4,513	$(15,681)

Basic earnings (loss) per common share	$0.04	$(0.24)	$0.08	$(0.26)

Weighted-average shares outstanding	56,037	59,280	56,031	59,277

Diluted earnings (loss) per common share	$0.04	$(0.24)	$0.08	$(0.26)

Weighted-average shares outstanding	57,380	59,280	57,228	59,277

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	At March 31, 2012	At September 30, 2011

CURRENT ASSETS
Cash and equivalents	$164,879	$243,029
Accounts receivable, net of allowances of $5,598 and $6,072	289,834	267,471
Contract costs and recognized income not yet billed,
net of progress payments of $3,834 and $9,697	66,966	74,737
Inventories, net	285,542	263,809
Prepaid and other current assets	46,458	48,828
Assets of discontinued operations	1,312	1,381

Total Current Assets	854,991	899,255
PROPERTY, PLANT AND EQUIPMENT, net	361,456	350,050
GOODWILL	362,931	357,888
INTANGIBLE ASSETS, net	234,591	223,189
OTHER ASSETS	32,261	31,197
ASSETS OF DISCONTINUED OPERATIONS	3,050	3,675

Total Assets	$1,849,280	$1,865,254

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$16,255	$25,164
Accounts payable	174,989	186,290
Accrued liabilities	96,045	99,631
Liabilities of discontinued operations	3,334	3,794

Total Current Liabilities	290,623	314,879
LONG-TERM DEBT, net of debt discount of $18,183 and $19,693	689,011	688,247
OTHER LIABILITIES	201,493	204,434
LIABILITIES OF DISCONTINUED OPERATIONS	4,788	5,786

Total Liabilities	1,185,915	1,213,346
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	663,365	651,908

Total Liabilities and Shareholders’ Equity	$1,849,280	$1,865,254

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,513	$(15,681)

Adjustments to reconcile net income (loss) to net cash used in operating activities:

Depreciation and amortization	31,836	29,378
Fair value write-up of acquired inventory sold	—	15,152
Stock-based compensation	4,908	4,647
Provision for losses on accounts receivable	611	709
Amortization/write-off of deferred financing costs and debt discounts	3,021	3,677
Loss from debt extinguishment, net	—	26,164
Deferred income taxes	(807)	(2,539)
(Gain) loss on sale/disposal of assets	29	(380)
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(14,648)	(37,789)
Increase in inventories	(17,003)	(14,705)
Decrease in prepaid and other assets	905	2,575
Decrease in accounts payable, accrued liabilities and income taxes payable	(19,482)	(44,114)
Other changes, net	3,909	(2,793)

Net cash used in operating activities	(2,208)	(35,699)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(40,205)	(41,737)
Acquired business, net of cash acquired	(22,432)	(855)
Change in funds restricted for capital projects	—	3,875
Change in equipment lease deposits	—	(351)
Proceeds from sale of assets	195	1,333

Net cash used in investing activities	(62,442)	(37,735)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend	(2,374)	—
Purchase of shares for treasury	(2,350)	—
Proceeds from issuance of long-term debt	4,000	637,737
Payments of long-term debt	(10,398)	(498,771)
Change in short-term borrowings	(3,331)	2,022
Financing costs	(4)	(21,239)
Purchase of ESOP shares	—	(8,310)
Exercise of stock options	—	20
Tax effect from exercise/vesting of equity awards, net	834	23
Other, net	(29)	(94)

Net cash provided by (used in) financing activities	(13,652)	111,388

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(764)	(561)

Net cash used in discontinued operations	(764)	(561)

Effect of exchange rate changes on cash and equivalents	916	1,142

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(78,150)	38,535
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	243,029	169,802

CASH AND EQUIVALENTS AT END OF PERIOD	$164,879	$208,337

Griffon evaluates performance based on Earnings per share and Net income (loss) excluding restructuring charges, loss from debt extinguishment, discrete tax items, acquisition costs and costs related to the fair value of inventory for acquisitions. Griffon believes this information is useful to investors. The following table provides a reconciliation of Earnings (loss) per share and Net income (loss) to Adjusted earnings per share and Adjusted net income:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME (LOSS) TO ADJUSTED INCOME (LOSS)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,

	2012	2011	2012	2011

Net income (loss)	$2,027	$(14,001)	$4,513	$(15,681)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	16,813	—	16,813
Fair value write-up of acquired inventory sold	—	2,462	—	9,849
Restructuring and related	—	788	1,167	1,693
Acquisition costs	—	—	116	—
Discrete tax benefits	—	79	—	(241)

Adjusted net income	$2,027	$6,141	$5,796	$12,433

Earnings (loss) per common share	$0.04	$(0.24)	$0.08	$(0.26)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	0.28	—	0.28
Fair value write-up of acquired inventory sold	—	0.04	—	0.17
Restructuring	—	0.01	0.02	0.03
Acquisition costs	—	—	0.00	—
Discrete tax benefits	—	0.00	—	(0.00)

Adjusted earnings per share	$0.04	$0.10	$0.10	$0.21

Weighted-average shares outstanding (in thousands)	57,380	59,280	57,228	59,277

Note: Due to rounding, the sum of earnings (loss) per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.